UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.    )

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SEC 1913 (3-99)

March 24, 2003

DEAR SHAREHOLDER:

On behalf of the Board of Directors and management, we cordially invite you to the Annual Meeting of Shareholders to be held Wednesday, April 30, 2003, at 11 A.M., at the principal executive offices of the Corporation, 1221 Avenue of the Americas, New York, New York 10020-1095. In the pages that follow you will find the Notice of Meeting and Proxy Statement describing the formal business to be transacted at this Meeting. Please read them carefully.

At the Annual Meeting, there will be a report to shareholders regarding the operations of The McGraw-Hill  Companies, Inc. In addition, time will be made available for shareholders to discuss the formal business items as well as to ask questions about The McGraw-Hill Companies’ operations.

It is important that your shares be voted at the Meeting in accordance with your preference whether or not you plan to attend in person. Please sign, date and return the enclosed Proxy Card in the prepaid envelope provided, or you may access the automated telephone voting feature or vote electronically via the Internet as described on your Proxy Card. Your cooperation in promptly voting will save your Corporation additional solicitation costs and is appreciated. If you do attend the Meeting and wish to vote in person, you may withdraw your Proxy at that time.

Sincerely,

HAROLD W. MCGRAW III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 30, 2003

To the Shareholders of The McGraw-Hill Companies, Inc.:

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. (the “Corporation”) will be held at the principal executive offices of the Corporation, 1221 Avenue of the Americas, New York, New York 10020-1095, Wednesday, April 30, 2003, at 11 A.M., for the purpose of considering and voting upon the following:

1.  Election of five directors;

2.  Ratification of the appointment of independent auditors for 2003; and

3.  Such other business as may properly come before the Meeting or any adjournment thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement.

In accordance with the By-Laws and resolutions of the Board of Directors, only shareholders of record at the close of business on March 11, 2003 shall be entitled to notice of and to vote at the Meeting.

By Order of the Board of Directors

SCOTT L. BENNETT

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 24, 2003

Please sign and return the enclosed Proxy Card in the postage-paid envelope provided, or if you prefer, please follow the instructions on the enclosed Proxy Card for voting by telephone or via the Internet. You may access The McGraw-Hill Companies’ Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions, as well as to view the Proxy Statement and Annual Report.

The McGraw-Hill Companies, Inc.

Annual Meeting of Shareholders

To Be Held April 30, 2003

PROXY STATEMENT

To the Shareholders of The McGraw-Hill Companies, Inc.:

This statement is furnished in connection with the solicitation of proxies by the Board of Directors of The McGraw-Hill Companies, Inc. (the “Corporation”) for use at the Annual Meeting of Shareholders to be held at 11 A.M. on April 30, 2003 (the “Meeting”), at the principal executive offices of the Corporation, 1221 Avenue of the Americas, New York, New York 10020-1095, and at any adjournment thereof. A Notice of Meeting is attached hereto and a form of proxy is enclosed.

The Proxy

The persons named as proxies were selected by the Board of Directors of the Corporation and are officers of the Corporation.

Shareholders who do not expect to attend the Meeting in person are asked to vote in one of the following three manners: (a) by electronic voting via the Internet as described on the enclosed proxy card and as also described on the Corporation’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations; (b) by telephonic voting as described on the enclosed proxy card; or (c) by dating, signing and completing the enclosed proxy card and by returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Any shareholder giving a proxy has the power to revoke it at any time before it is voted at the Meeting by filing with the Secretary of the Corporation an instrument revoking it or by filing a duly executed proxy bearing a later date.

When the proxies are properly voted in one of the manners described above, the shares they represent will be voted at the Meeting. If a shareholder participates in the Dividend Reinvestment Plan, any proxy given by such shareholder will also govern the voting of all shares held for the shareholder’s account under the Dividend Reinvestment Plan, unless contrary instructions are received.

The cost of soliciting proxies will be borne by the Corporation. The Corporation will request banks and brokers to solicit their customers who have a beneficial interest in the Corporation’s shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitations. In addition, officers and full-time employees of the Corporation may solicit proxies by telephone or personal interview. The Corporation has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies. It is estimated the Corporation will pay Georgeson Shareholder Communications Inc. a fee of  $18,000 for these services plus reimbursement for out-of-pocket expenses.

These proxy materials are being mailed to shareholders of the Corporation commencing on March 24, 2003. A copy of the 2002 Annual Report to Shareholders was mailed to shareholders on March 14, 2003.

Voting Securities

The outstanding securities of the Corporation on March 11, 2003 were 190,971,960 shares of Common Stock, par value $1 per share. Each share of Common Stock is entitled to one vote at the Meeting.

Voting Procedures

Under the New York Business Corporation Law (the “BCL”) and the Corporation’s Restated Certificate of Incorporation, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of shareholders to take action at the Meeting. For these purposes, shares which are present, or represented by a proxy, at the Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the BCL and the Corporation’s Restated Certificate of Incorporation: (A) the directors standing for election as set forth on pages 3 and 4 must be elected by a plurality of the votes cast

(Proposal One) and (B) the affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the auditors, as described on page 19 (Proposal Two). For voting purposes (as opposed to for purposes of establishing a quorum), abstentions and broker non-votes will have no effect in determining whether any item has been approved.

Votes at the Meeting will be tabulated by two inspectors of election appointed by the Board of Directors.

1.  ELECTION OF FIVE DIRECTORS

Under the Corporation’s Restated Certificate of Incorporation, there are three classes of directors which are to be as equal in number as possible. Four directors, Pedro Aspe, Robert P. McGraw, Lois Dickson Rice and Edward B. Rust, Jr., were elected in 2001 for three-year terms expiring at the 2004 Annual Meeting. Ms. Rice, a director of the Corporation since 1988, will be retiring from the Board after the 2003 Annual Meeting pursuant to the Board of Directors’ long standing retirement age policy. None of the other three incumbent directors of this class is standing for  re-election at the Meeting.

Three directors, Sir Winfried Bischoff, Linda Koch Lorimer and Harold W. McGraw III, were elected in 2002 for three-year terms expiring at the 2005 Annual Meeting. None of these three incumbent directors is standing for re-election at the Meeting. In addition, Mr. Douglas N. Daft was elected a director on January 29, 2003, by action of the Board of Directors taken pursuant to the Corporation’s By-Laws, for a term expiring at the 2003 Annual Meeting. Mr. Daft is to be elected at the Meeting for a two-year term expiring at the 2005 Annual Meeting.

Three directors, Vartan Gregorian, James H. Ross and Sidney Taurel, were elected in 2000 for three-year terms expiring at the 2003 Annual Meeting. Accordingly, Messrs. Gregorian, Ross and Taurel are to be elected at the Meeting for three-year terms expiring at the 2006 Annual Meeting. Mr. Gregorian, who will be retiring from the Board after the 2004 Annual Meeting pursuant to the Board of Directors’ long standing retirement age policy, will only serve one year of this term. In addition, Mr. Kurt L. Schmoke was elected a director on January 29, 2003, by action of the Board of Directors taken pursuant to the Corporation’s By-Laws, for a term expiring at the 2003 Annual Meeting. Mr. Schmoke is also to be elected at the Meeting for a three-year term expiring at the 2006 Annual Meeting.

In summary, at the Meeting, Messrs. Gregorian, Ross, Schmoke and Taurel are to be elected for three-year terms expiring at the 2006 Annual Meeting and Mr. Daft is to be elected for a two-year term expiring at the 2005 Annual Meeting.

Harold W. McGraw, Jr., a director of the Corporation from 1954 to 1988, Chairman of the Board from 1976 to 1988, and Chief Executive Officer of the Corporation from 1975 to 1983, retired from the Board after the 1988 Annual Meeting pursuant to the Board of Directors’ long standing retirement age policy. However, in recognition of Mr. McGraw’s past service and contributions to the Corporation and to assure his continued close association with the Board and the Corporation, the Board of Directors elected Mr. McGraw permanently to the position of Chairman Emeritus.

The Board of Directors’ Recommendation

Unless otherwise specified by the shareholder, the Board of Directors intends the accompanying proxy to be voted FOR the election of the named five nominees as directors.

The Board of Directors does not contemplate that any nominee will be unable or unwilling to serve as a director. However, if that should occur, the individuals named as the proxies reserve the right to substitute another person as may be selected by the Board of Directors when voting at the Meeting.

Following is information about each of the five nominees for director who are being proposed for election at the Meeting and about each of the six incumbent directors.

Nominee for Election as Director for Term Expiring at the 2005 Annual Meeting

Douglas N. Daft, age 60, has been Chairman of the Board and Chief Executive Officer of The Coca-Cola Company since February 17, 2000. He served as President and Chief Operating Officer of The Coca-Cola Company from December 5, 1999 until February 17, 2000. He previously served as Senior Vice President of The Coca-Cola Company from 1991 until December 5, 1999. Mr. Daft also served as President of the Middle and Far East Group of The Coca-Cola Company which included management responsibility for the Africa Group and the Schweppes Beverage Division from October 29, 1999 until December 5, 1999. Mr. Daft has worked at The Coca-Cola Company since 1969, and has held various executive positions since 1984. Mr. Daft is a director of SunTrust Banks, Inc. He also serves on the boards of the Boys and Girls Clubs of America, Catalyst, and a number of educational and professional associations. Mr. Daft is a trustee of Emory University, the American Assembly, and the Center for Strategic & International Studies. Mr. Daft is also a member of The Business Council and The Business Roundtable. Mr. Daft has served as a director of the Corporation since February 2003 and is a member of the Audit and Compensation Committees.

Nominees for Election as Directors for Terms Expiring at the 2006 Annual Meeting

Vartan Gregorian, age 68, has been since 1997 the President of Carnegie Corporation of New York, a private philanthropic and grant-making institution. Prior to that, he was President of Brown University and a Professor of History at Brown University from 1989 to 1997. He was President and Chief Executive Officer of the New York Public Library from 1981 to 1989. Prior to 1981, Dr. Gregorian taught and held administrative posts at the University of Texas at Austin and at the University of Pennsylvania, where he served as the founding Dean of the Faculty of Arts and Sciences and Provost. Dr. Gregorian is a director of the Institute for Advanced Study, the J. Paul Getty Trust and the Museum of Modern Art (New York). He has served on the boards of many non-profit organizations and foundations. Currently he is President Emeritus of the New York Public Library and Brown University. He was appointed by President George W. Bush to be a member of the Fulbright Commission. He is also a member of the American Philosophical Society and a Fellow of the American Academy of Arts and Sciences. In 1998 President Clinton awarded him the National Humanities Medal. Dr. Gregorian has served as a director of the Corporation since 1990 and is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees.

James H. Ross, age 64, has been Deputy Chairman of National Grid Transco plc since 2002, a public UK company with interests in electricity and gas transmission and distribution in the United Kingdom, the United States, Argentina, Zambia and Australia. Prior to that, Mr. Ross was Chairman of National Grid Group plc from 1999 to 2002. Mr. Ross was also Chairman of The Littlewoods Organisation from 1996 to 2002, a private company in Great Britain operating in the retail home shopping and leisure businesses. Mr. Ross was Chief Executive and Deputy Chairman of Cable & Wireless plc, an international provider of telecommunications services, between 1992 and 1995. He was a Managing Director of British Petroleum plc, which engages in all phases of the petroleum business, from 1991 to 1992, and Chairman and Chief Executive Officer of BP America Inc., a subsidiary of British Petroleum plc, from 1988 to 1992. Mr. Ross is a director of Schneider Electric and Datacard Inc. Mr. Ross has served as a director of the Corporation since 1989 and is Chairman of the Financial Policy Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Kurt L. Schmoke, age 53, left the Washington, D.C. based law firm of Wilmer Cut-ler & Pickering where he was a partner from 2000 through 2002 to become dean of the Howard University School of Law in January 2003. Prior to that, Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a director of The Baltimore Life Companies and Legg Mason, Inc. He is a trustee of Tuskegee University, a member of the Council on Foreign Relations, and a member of the Board of Directors of the World Wildlife Fund. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. Mr. Schmoke has served as a director of the Corporation since February 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 54, has been Chairman, President and Chief Executive Officer of Eli Lilly and Company, a pharmaceutical company, since 1999. Mr. Taurel joined Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming president of Eli Lilly International Corporation in 1986. He was elected a director of Eli Lilly and Company in 1991, became executive vice president in 1993, and president and chief operating officer in 1996. He has served as president and CEO since June 1998, adding the role of chairman of the board in January 1999. Mr. Taurel is a director of IBM. He is a member of the Business Council and The Business Roundtable, and a director of Pharmaceutical Research and Manufacturers of America. He is a member of the Board of Overseers of the Columbia Business School, a founder and chairman of the capital campaign of the International School of Indiana, a vice chair of the Kennedy Center Corporate Fund, and a trustee of the Indianapolis Museum of Art. In June 2002, President Bush appointed him to the President’s Homeland Security Advisory Council, and in February 2003 to the President’s Export Council. Mr. Taurel has served as a director of the Corporation since 1996 and is Chairman of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Directors Whose Terms Expire at the 2005 Annual Meeting

Sir Winfried Bischoff (Sir Win), age 61, has been since 2000 Chairman of Citigroup Europe, which represents the European businesses of Citigroup, Inc., a global financial services firm. He is also a member of Citigroup, Inc.’s management committee. Sir Win was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Win was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is Deputy Chairman of Cable and Wireless plc, a director of Eli Lilly and Company, IFIL SpA (Italy), Land Securities plc and Siemens plc. Sir Win has served as a director of the Corporation since 1999 and is a member of the Audit and Financial Policy Committees.

Linda Koch Lorimer, age 51, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. She is a director of Sprint Corporation. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition. Ms. Lorimer is a director of Yale-New Haven Hospital and a trustee of Hollins University. Ms. Lorimer has served as a director of the Corporation since 1994 and is a member of the Compensation and Nominating and Corporate Governance Committees.

Harold W. McGraw III, age 54, has been Chairman of the Board of the Corporation since 2000 and President and Chief Executive Officer of the Corporation since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Corporation since 1993. He was Executive Vice President, Operations, of the Corporation from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Corporation in 1980, he held financial positions at the GTE Corporation. He is a member of the Business Roundtable, the Business Council, and serves as chairman of The Emergency Committee for American Trade. He also serves on the boards of the National Organization on Disability, the National Actors Theatre, the National Academy Foundation, the National Council on Economic Education, the Wharton Graduate Executive Board, and Hartley House (a New York City community settlement house) and is co-chair of Carnegie Hall’s Corporate Fund. Mr. McGraw has served as a director of the Corporation since 1987 and is Chairman of the Executive Committee. (a)

Directors Whose Terms Expire at the 2004 Annual Meeting

Pedro Aspe, age 52, has been since April 2001 Chairman of the Board and Chief Executive Officer of Protego Asesores Financieros, a leading investment banking advisory firm in Mexico. From 1996 to March 2001, Dr. Aspe was Chairman of the Board of Vector Casa de Bolsa, S.A. de C.V., an investment banking firm in Mexico. Dr. Aspe has been since 1995 a professor at the Instituto Tecnológico Autónomo de México, located in Mexico City. Dr. Aspe has held a number of positions with the Mexican government and was most recently the Secretary of Finance and Public Credit of Mexico from 1988 through 1994. Dr. Aspe is a member of the Advisory Board of Stanford University’s Institute of International Studies, of the Visiting Committee of the Department of Economics of MIT, and of the Center for Politics and Economics at Claremont University. Dr. Aspe also sits on the Advisory Board of Marvin & Palmer in Wilmington, Delaware and American International Group, Inc. Dr. Aspe has served as a director of the Corporation since 1996 and is Chairman of the Audit Committee and a member of the Executive and Financial Policy Committees.

Robert P. McGraw, age 48, is currently Chairman and Chief Executive Officer of Averdale International, LLC, an investment and consulting company. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Corporation from 1989 to August 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Corporation: as General Manager from 1983 to 1985; as Editorial Director from 1982 to 1983; and as Editor from 1979 to 1982. He joined the Corporation in 1976 as a sales representative for McGraw-Hill Higher Education, formerly known as the College Division. Mr. McGraw has served as a director of the Corporation since 1995 and is a member of the Financial Policy Committee. (a)

Edward B. Rust, Jr., age 52, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust is a director of Helmerick & Payne, an oil and gas drilling company and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is Chairman of the Illinois Business Roundtable and a Trustee for Illinois Wesleyan University. Additionally, he was selected to be a member of President George W. Bush’s Transition Advisory Team committee on education. He is also Chairman of the Business Higher Education Forum and co-chairman of the Committee for Economic Development’s subcommittee on education studies. Mr. Rust has served as a director of the Corporation since 2001 and is a member of the Audit and Compensation Committees.

(a)	Harold W. McGraw III and Robert P. McGraw are brothers and the sons of Harold W. McGraw, Jr.

INFORMATION AS TO COMMITTEES, ATTENDANCE

AND FEES OF THE BOARD OF DIRECTORS

The Corporation’s Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.

The Audit Committee is comprised of Ms. Lois Dickson Rice and Messrs. Pedro Aspe, Winfried Bischoff and Edward B. Rust, Jr. During 2002, the Audit Committee held seven meetings. The functions performed by the Audit Committee include assisting the Board of Directors in monitoring: (a) the integrity of the financial statements of the Corporation; (b) the compliance by the Corporation with legal and regulatory requirements; and (c) the independence and performance of the Corporation’s internal and external auditors.

The Compensation Committee is comprised of Ms. Linda Koch Lorimer and Lois Dickson Rice and Messrs. Vartan Gregorian, Edward B. Rust, Jr. and Sidney Taurel. During 2002, the Compensation Committee held six meetings. The functions performed by the Compensation Committee include: (a) establishing and approving the compensation to be paid to members of the Corporation’s senior management; (b) administering the Corporation’s executive incentive plans; (c) administering the Corporation’s stock incentive plans; and (d) authorizing and approving special compensation arrangements for senior management.

The Nominating and Corporate Governance Committee is comprised of Ms. Linda Koch Lorimer and Messrs. Vartan Gregorian, James H. Ross and Sidney Taurel. During 2002, the Nominating and Corporate Governance Committee held five meetings. The functions performed by the Nominating and Corporate Governance Committee include: (a) recommending to the Board of Directors the slate of nominees for election as directors at each Annual Meeting or for election by the Board of Directors on an interim basis; (b) recommending to the Board of Directors individuals to fill vacancies on it; (c) evaluating, on a continuing basis, possible candidates to serve on the Board of Directors; (d) recommending to the Board of Directors appropriate compensation to be paid to the directors; (e) administering the Director Deferred Stock Ownership Plan; (f) determining whether any relationship exists between an outside director and the Corporation that might affect the status of the director as independent; and (g) making recommendations, from time to time, to the Board of Directors as to matters of corporate governance and periodically monitoring the Board’s performance. The Nominating and Corporate Governance Committee is willing to consider recommendations of nominees by a shareholder if the shareholder submits the nomination in compliance with the advance notice, informational and other requirements set forth in the Corporation’s By-Laws. Shareholders should direct such recommendations of nominees to the Nominating and Corporate Governance Committee, c/o the Secretary of the Corporation at 1221 Avenue of the Americas, New York, New York 10020-1095. The Corporation’s By-Laws also contain detailed procedures, including time limitations, which a shareholder must comply with in order to introduce an item of business at a meeting of shareholders.

In addition to the above mentioned three Committees, the Corporation’s Board of Directors has an Executive Committee and a Financial Policy Committee. Each Committee of the Corporation’s Board of Directors has a written charter.

The Board of Directors of the Corporation held a total of eight meetings during 2002. All directors attended at least 75% of: (1) all meetings of the Board of Directors and (2) all meetings of all Board Committees on which they served. The overall attendance record for all directors as a group during 2002 was 98%.

The Corporation provides a competitive director compensation program in order to attract and retain highly qualified individuals with a broad range of experience. In order to closely align the outside directors’ compensation with the financial interests of shareholders, approximately 50% (or a greater percentage should a director so elect) of each outside director’s total annual compensation is paid in shares of the Corporation’s Common Stock pursuant to the Director Deferred Stock Ownership Plan.

For 2002, outside directors of the Corporation received an annual cash retainer of $28,000, a cash fee of $1,200 for each Board meeting which they attended, and a cash fee of $1,000 for each meeting of the Audit, Compensation, Executive, Financial Policy and Nominating and Corporate Governance Committees which they attended.

Additionally, under the Director Deferred Stock Ownership Plan, each outside director received a deferred share credit equal to the average cash compensation paid to all outside directors during the calendar year. For 2002, this credit was $47,667. These deferred share credits are payable in shares of the Corpo -

ration’s Common Stock following a director’s termination of Board membership. Further, pursuant to the Director Deferred Stock Ownership Plan, the Corporation has written agreements with Ms. Lois Dickson Rice and Messrs. Pedro Aspe and Edward B. Rust, Jr. in which they have elected to receive all or a portion of their annual cash retainer and Board and Committee meeting fees payable in deferred shares of the Corporation’s Common Stock in lieu of the cash payments otherwise due and payable to them.

Pursuant to the Director Deferred Compensation Plan, the Corporation currently has written agreements with Ms. Linda Koch Lorimer and Lois Dickson Rice and Mr. Vartan Gregorian, respectively, to defer payment to them of all or a portion of their annual cash retainer and Board and Committee meeting fees which would otherwise be due and payable to them in connection with their service on the Board of Directors. Interest on the deferred cash amount is to be based on the monthly equivalent of a corporate bond index for the preceding year plus 2% (up to a maximum of 150% of the bond index).

Further, pursuant to the Directors Retirement Plan, annual retirement and disability benefits are to be paid to each covered, non-employee director of the Corporation upon retirement at or after age 65 or in the event of disability in an amount equal to 10% of the then annual retainer fee for each year of service on the Board, provided that the director shall have been a Board member for at least five years. This Plan was amended in 1996 to provide that current Board members shall not accrue any additional benefits under the Plan after June 30, 1996 and any future new Board members after such date shall not participate in the Plan.

As an inside director who is an employee of the Corporation, Mr. Harold W. McGraw III does not receive any fees for serving on the Board or for attending meetings of Board Committees.

Indemnification

Each of the directors and certain of the executive officers have entered into an indemnification agreement with the Corporation pursuant to which each director and executive officer shall be indemnified against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in any action or proceeding, whether civil or criminal, or any appeal therein, to the fullest extent permitted by the applicable provisions of the BCL. Such indemnification will be reduced to the extent that a director or executive officer is effectively indemnified by directors’ and officers’ liability insurance maintained by the Corporation. The Corporation has for many years carried directors’ and officers’ liability insurance coverage. The Corporation’s current insurance coverage was purchased for the period December 31, 2002 to December 31, 2003, for an annual premium of approximately $1,611,700. The Corporation has purchased this insurance coverage from National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Great American Insurance Companies; and Liberty Mutual Insurance Co. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the directors and officers of the Corporation and its subsidiaries for liabilities or losses incurred in the performance of their duties up to an aggregate sum of $65,000,000. No sums have been paid under this coverage to the Corporation or any directors or officers nor have any claims for reimbursement been made under this policy.

BENEFICIAL OWNERSHIP OF THE CORPORATION’S COMMON STOCK (a),(b)

The following table indicates the beneficial ownership of the Corporation’s Common Stock as of February 4, 2003 by: (1) each of the directors and nominees;(2) the chief executive officer and each of the other five most highly compensated executive officers; and (3) all directors, nominees and executive officers of the Corporation as a group, based upon information supplied by each of the directors, nominees and officers:

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power		Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned	Percent of Common Stock(a)	Director Deferred Stock Ownership Plan(c)
Pedro Aspe	7,096				7,096	(d)	12,462
Robert J. Bahash	155,003			278,512	433,515	(d)
Winfried Bischoff	2,000				2,000	(d)	2,688
Douglas N. Daft	1,000	(e)			1,000	(d)
Glenn S. Goldberg	11,449			70,000	81,449	(d)
Vartan Gregorian	2,004				2,004	(d)	6,315
Linda Koch Lorimer	3,109				3,109	(d)	10,188
Harold W. McGraw III	451,851			612,900	1,064,751	(d)
Robert P. McGraw	79,342				79,342	(d)	3,576
Lois Dickson Rice	1,250				1,250	(d)	7,588
James H. Ross	3,151				3,151	(d)	6,315
Edward B. Rust, Jr.	1,000				1,000	(d)	2,847
Kurt L. Schmoke	200	(f)			200	(d)
Deven Sharma	12,590			27,500	40,090	(d)
Sidney Taurel	2,000				2,000	(d)	6,892
Kenneth M. Vittor	42,885			131,241	174,126	(d)
Peter Watkins	2,684			47,000	49,684	(d)
All Directors and Executive Officers of the Corporation as a group (a total of 22 persons, including those named above)(g)(h)	869,634			1,413,830	2,283,464	1.2%	58,871

(a)	The number of shares of Common Stock outstanding on February 4, 2003 was 191,921,668. The percent of Common Stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	To the Corporation’s knowledge, no person is the beneficial owner of more than 5% of the Corporation’s Common Stock.

(c)	This amount represents the number of shares of the Corporation’s Common Stock which have been credited to a bookkeeping account maintained for each non-employee director of the Corporation pursuant to the Director Deferred Stock Ownership Plan. This Plan is further described on pages 7 and 8.

(d)	Less than 1%.

(e)	Mr. Daft, who was elected a director of the Corporation effective February 26, 2003, by action of the Board of Directors taken pursuant to the Corporation’s By-Laws, purchased 1,000 shares of the Corporation’s Common Stock on February 14, 2003.

(f)	Mr. Schmoke, who was elected a director of the Corporation effective February 26, 2003, by action of the Board of Directors taken pursuant to the Corporation’s By-Laws, purchased 200 shares of the Corporation’s Common Stock on February 20, 2003.

(g)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

(h)	Harold W. McGraw, Jr., Chairman Emeritus of the Corporation, is the beneficial owner, as of February 4, 2003, of 4,903,800 shares of Common Stock. These shares represent approximately 2.6% of the Corporation’s issued and outstanding Common Stock. None of these shares has been included in the above table.

INFORMATION AS TO EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of the Corporation’s chief executive officer and each of the other five most highly compensated executive officers (the “Named Officers”) for services rendered in all capacities to the Corporation in 2000, 2001 and 2002:

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-term Compensation
						Awards				Payouts
Name and Principal Position	Year	Salary	Bonus		Other Annual Compen- sation(a)	Restricted Stock Awards(b)		Securities Underlying Options		Long-Term Incentive Payouts(c)	All Other Compen- sation(d)
Harold W. McGraw III	2002	$1,017,500	$1,169,200		$37,670	0		179,000		$876,276	$158,565
Chairman, President and	2001	967,500	660,880		33,619	0		154,000		1,038,765	222,910
Chief Executive Officer	2000	900,000	1,400,000		32,719	0		125,000		1,238,254	197,601

Robert J. Bahash	2002	$676,200	$629,176		$20,176	0		52,000		$562,251	$104,931
Executive Vice President and	2001	644,000	788,701	(e)	19,804	0		50,000		661,050	141,711
Chief Financial Officer	2000	605,000	770,000		20,789	0		48,000		780,262	127,032

Deven Sharma	2002	$481,132	$615,375	(f)	$14,716	$648,400	(g)	55,000	(h)	(i)	$21,332
Executive Vice President
Global Strategy

Kenneth M. Vittor	2002	$432,000	$306,915		$9,914	0		32,000		$277,489	$54,025
Executive Vice President and	2001	415,000	166,872		9,811	0		54,338	(j)	330,525	73,519
General Counsel	2000	390,000	380,000		10,097	0		52,483	(j)	365,864	68,397

Peter Watkins(k)	2002	$365,000	$270,378		$8,928	0		20,000		$260,086	$23,503
Executive Vice President	2001	357,000	147,459		5,903	0		19,000		(l)	31,353
and Chief Technology Officer	2000	311,667	340,000		2,824	0		18,000		—	—

Glenn S. Goldberg	2002	$325,000	$222,148		$6,884	0		20,000		$192,814	$39,386
Senior Vice President, Corporate Affairs	2001	310,000	129,815		6,781	0		19,000		226,590	53,567
Assistant to the Chairman and Chief Executive Officer	2000	294,000	275,000		6,810	0		18,000		237,732	49,777

(a)	Represents dividend equivalents paid on outstanding Long-Term Restricted Performance Share and Restricted Stock Awards. Due to Canadian tax implications, Mr. Watkins is granted Phantom Stock Units in lieu of Restricted Performance Shares. One Phantom Stock Unit is equivalent to one share of Common Stock. Additionally, Mr. Watkins receives a cash bonus equivalent to the amount that would be earned as dividend equivalents had the award been made in the form of Restricted Performance Shares.

(b)	The number and value of Restricted Performance Shares and Restricted Stock holdings at year end was as follows:

	2002
	Unearned Restricted Performance Shares and Restricted Stock Awards	Value (at $60.44) (1)(2)

H. W. McGraw III	36,931	$2,232,110
R. J. Bahash	19,780	$1,195,503
D. Sharma	14,427	$871,968
K. M. Vittor	9,720	$587,477
P. Watkins	8,753	$529,031	(3)
G. S. Goldberg	6,749	$407,910

(1)	Based on a closing price of the Corporation’s Common Stock on December 31, 2002 of $60.44.

(2)	Dividend equivalent payments equal to the dividend paid on the Corporation’s Common Stock were paid in cash on Restricted Performance Shares and Restricted Stock Awards in 2002.

(3)	Mr. Watkins was granted Phantom Stock Units in lieu of Restricted Performance Shares as described above.

(c)	The 2002 payment amount, representing a 150% payout, is based on a fair market value of $57.72 for the Corporation’s Common Stock on February 4, 2003.

(d)	For 2002, the dollar value reported in this column includes the following items:

	Above Market Interest on Deferred Compensation	2002 Corporation Contribution to Defined Contribution Plans	Total
H. W. McGraw III	$1,983	$156,582	$158,565
R. J. Bahash	$11,382	$93,549	$104,931
D. Sharma	$431	$20,901	$21,332
K. M. Vittor	—	$54,025	$54,025
P. Watkins	—	$23,503	$23,503
G. S. Goldberg	—	$39,386	$39,386

(e)	Includes special additional bonus of $450,000 paid in 2001 for serving as Interim President of Information & Media Services from September 2000 through March 2001.

(f)	Includes $250,000 sign-on bonus paid to Mr. Sharma upon employment.

(g)	Mr. Sharma received a Restricted Stock Award for 10,000 shares upon employment which vests 50% on the first anniversary of the grant and 50% on the second anniversary of the grant. The value is based on the closing price of the Corporation’s Common Stock on February 1, 2002 of $64.84.

(h)	Includes one-time special stock option award of 25,000 shares granted to Mr. Sharma upon employment.

(i)	Mr. Sharma joined the Corporation in January 2002 and therefore did not participate in the 2000 Long-Term Incentive Awards which matured in December 2002.

(j)	Includes Restoration Stock Options as discussed more fully on page 12.

(k)	Mr. Watkins became Chief Technology Officer, McGraw-Hill Education, on December 16, 2002.

(l)	Mr. Watkins joined the Corporation in February 2000 and therefore did not participate in the 1999 Long-Term Incentive Awards which matured in December 2001.

OPTION GRANTS IN 2002

The following table sets forth all grants of stock options made during 2002 pursuant to the 1993 Employee Stock Incentive Plan to the Named Officers in the Summary Compensation Table:

	Individual Grants								Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(a)
Name	Type	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2002	Exercise or Base Price		Expiration Date		5%		10%
H. W. McGraw III	Annual	179,000	(b)	3.59%	$67.7700		03/31/2012		$7,628,998		$19,333,414
R. J. Bahash	Annual	52,000	(b)	1.04%	$67.7700		03/31/2012		$2,216,245		$5,616,411
D. Sharma	Annual	30,000	(b)	0.60%	$67.7700		03/31/2012		$1,278,603		$3,240,237
	Employment Grant	25,000	(b)	0.50%	$64.3300		01/31/2012		$1,011,418		$2,563,135
K. M. Vittor	Annual	32,000	(b)	0.64%	$67.7700		03/31/2012		$1,363,843		$3,456,253
P. Watkins	Annual	20,000	(b)	0.40%	$67.7700		03/31/2012		$852,402		$2,160,158
G. S. Goldberg	Annual	20,000	(b)	0.40%	$67.7700		03/31/2012		$852,402		$2,160,158
All Shareholders	N/A	N/A		N/A	N/A		N/A		$8,179,435,220	(c)	$20,728,321,264	(c)
All Optionees	N/A	4,987,411		100%	$67.0614	(d)	(d	)	$208,571,506		$528,034,429
Optionees’ Gain as % of All Shareholders’ Gain	N/A	N/A		N/A	N/A		N/A		2.55%		2.55%

(a)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission for the option term and therefore are not intended to and may not accurately forecast possible future appreciation, if any, of the Corporation’s Common Stock price.

(b)	The awards, which were granted pursuant to the 1993 Employee Stock Incentive Plan, were for non-qualified stock options and provide that one-half of the option vests on the first anniversary of the grant, and the remaining one-half vests on the second anniversary of the grant. In the event of a change in control of the Corporation, the option becomes fully vested.

The Compensation Committee approved a new stock option enhancement in 1997 called a Restoration Stock Option (“RSO”). If shares of the Corporation's Common Stock are delivered in payment of the exercise price of a stock option (as opposed to the use of cash or “cashless exercises”), an RSO will be granted equal to the number of shares used to exercise the stock option. The expiration date of these RSO grants (which are made pursuant to the 1993 Employee Stock Incentive Plan) remains the last day the underlying grant is exercisable. Additionally, if shares are withheld to satisfy the tax obligation on the realized gain, the RSO will include shares equal to the number of shares withheld for taxes. RSO grants are non-qualified, and are first exercisable six months after the date of grant at the market value at the date of grant of the RSO. Only one RSO will be granted for each original stock option granted. In the event of a change in control of the Corporation, all options become fully vested.

(c)	The amount shown represents the hypothetical return to all shareholders of the Corporation’s Common Stock assuming that all the shareholders purchased the Corporation’s Common Stock at the close of business on April 1, 2002 at a purchase price of $67.0614, the average price for all optionees, and that all shareholders hold the Common Stock continuously for a ten-year period. The number of outstanding shares of Common Stock on April 1, 2002 was 193,942,672. The hypothetical return presented is not intended as a projection of the future performance of the Corporation’s Common Stock, but rather is provided for illustrative purposes only.

(d)	Expiration dates range from January 3, 2003 through December 1, 2012. $67.0614 represents the average exercise price of the grants to all optionees. All grants were made at the fair market value of the Corporation’s Common Stock at the time of the grant.

AGGREGATE OPTION EXERCISES IN 2002 AND 2002 YEAR-END OPTION VALUES

The following table sets forth information with respect to options exercised by each of the Named Officers during 2002 and the number and value of unexercised options as of December 31, 2002:

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002 (a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. W. McGraw III	222,098	$9,565,023	446,400	256,000	$4,362,394	$100,870
R. J. Bahash	0	$0	242,750	77,000	$1,078,042	$32,750
D. Sharma	0	$0	0	55,000	$0	$0
K. M. Vittor	0	$0	100,241	47,000	$314,893	$19,650
P. Watkins	0	$0	27,500	29,500	$81,677	$12,445
G. S. Goldberg	0	$0	50,500	29,500	$331,703	$12,445

(a)	Based on a closing price of the Corporation’s Common Stock on December 31, 2002 of $60.44 as reported on the New York Stock Exchange Composite Transactions Tape.

LONG-TERM INCENTIVE PLAN AWARDS IN 2002

The following table sets forth information concerning long-term incentive awards granted during 2002 to the Named Officers pursuant to the 1993 Employee Stock Incentive Plan:

			Estimated Future Payout Under Non-Stock Price Based Plans
Name	Number of Restricted Performance Shares (a)	Performance Period Until Maturation or Payout	Target Number of Shares	Maximum Number of Shares
H. W. McGraw III	13,280 shares	3 Years	13,280	26,560
R. J. Bahash	6,352 shares	3 Years	6,352	12,704
D. Sharma	4,427 shares	3 Years	4,427	8,854
K. M. Vittor	3,099 shares	3 Years	3,099	6,198
P. Watkins	2,730 PSUs (b)	3 Years	2,730	5,460
G. S. Goldberg	2,154 shares	3 Years	2,154	4,308

(a)	Restricted Performance Share Awards pursuant to the 1993 Employee Stock Incentive Plan with payment in the Corporation’s Common Stock based upon the degree of achievement of a three-year cumulative compound growth rate in diluted earnings per share (“the EPS growth goal”) maturing on December 31, 2004. The awards do not provide for interim payments (other than the payment of dividend equivalents). No amount will be earned for EPS growth of 5% or less during the award cycle. The target amount will be earned for EPS growth of 10% and the maximum award amount will be earned for EPS growth of 15%. The Restricted Performance Shares are entitled to dividend equivalent payments and voting rights comparable to the Corporation’s Common Stock based upon the target number of shares awarded.

In the event of a change in control of the Corporation, all of the financial goals are deemed to have been satisfied, and the recipient will receive the target amount no later than the normal maturity date of the award.

(b)	Mr. Watkins was granted Phantom Stock Units in lieu of Restricted Performance Shares as described on page 10.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s Common Stock with the cumulative total return of the S&P 500 Composite Stock Index and the cumulative total return for a group of peer companies for the five-year period commencing on January 1, 1998 and ending on December 31, 2002.

Shareholder Return

Performance Graph

Five Year Cumulative Total Return2,3,4,5

(Through December 31, 2002)

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

The McGraw-Hill Companies	100	140	173	167	177	178
S&P 500 Composite Index	100	129	156	141	125	97
Peer Group [1]	100	104	137	120	125	135

Assumes $100 invested on December 31, 1997 in The McGraw-Hill Companies Common Stock, S&P 500 Index and Peer Group Index.

1) The Peer Group includes the following companies: Dow Jones & Company, Inc., The Dun & Bradstreet Corporation, Gannett Company, Inc., Houghton Mifflin Company (through December 2000), Knight-Ridder Inc., Meredith Corporation, The New York Times Company, Times Mirror Company (through December 1999), and Tribune Company.

2) Total return includes reinvestment of dividends through December 31, 2002.

3) In June 1998, The Dun & Bradstreet Corporation completed the spin-off of R.H. Donnelley Corporation through a tax-free dividend. The Peer Group results reflect total shareholder returns for The Dun &  Bradstreet Corporation, including the reinvestment of a $6 per share cash equivalent distribution. Effective October 2, 2000, The Dun & Bradstreet Corporation completed the spin-off of Moody’s Investors Service business segment. A $57 cash equivalent distribution in connection with the spin-off of Moody’s was reinvested to account for the new capital structure.

4) Effective June 12, 2000, Tribune completed its merger with Times Mirror (“TMC”). The five-year cumulative total return includes TMC as part of the Peer Group index returns beginning with December 31, 1997 through December 31, 1999. Beginning with January 1, 2000, TMC has been eliminated from the Peer Group index.

5) Effective August 3, 2001, Houghton Mifflin (“HTN”) was acquired by Vivendi Universal. The five-year cumulative total return includes HTN as part of the Peer Group index returns beginning with December 31, 1997 through December 31, 2000. Beginning with January 1, 2001, HTN has been eliminated from the Peer Group index.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

Introduction

The McGraw-Hill Companies’ executive compensation program (the “Program”) is administered by the Compensation Committee of the Board of Directors (the “Committee”) which is composed of the individuals listed below, all of whom are independent non-employee directors of the Corporation. The Committee has sole responsibility for all compensation matters with respect to the Corporation’s senior management. The Committee regularly reports to the Board of Directors on its activities and decisions and meets in executive session with all non-employee directors at year-end to review the CEO’s performance and determine his compensation.

Philosophy

The Program has been designed to enable the Corporation to attract, motivate and retain senior management by providing a fully competitive total compensation opportunity based on performance. The Program consists of three key elements: (1) base salaries, which reflect competitive marketplace data and evaluated individual performance; (2) annual  incentive opportunities, which are payable for the  achievement of annual financial performance goals established by the Committee; and (3) long-term stock-based incentive opportunities consisting of annual grants of restricted performance shares, which are payable for the achievement of three-year financial performance goals established by the Committee, and annual stock option grants. The stock-based  incentive opportunities are intended to align the interests of senior management with those of the Corporation’s shareholders. The Program permits differentiation in total compensation opportunity based on assessments of sustained individual performance, current responsibilities and future potential. Further, the Program is structured so that at higher management levels a larger portion of annual compensation is variable, based on company performance, and a larger portion of total compensation is composed of stock-based compensation.

The Committee’s policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code is to qualify such compensation for deductibility whenever practicable. In the event that earned compensation for executives covered by Section 162(m) may not be deductible by the Corporation, the Committee may elect to defer such payments, in its sole discretion, until such time that the compensation payment would become deductible. The 1996 Key Executive Short-Term Incentive Compensation Plan, the 1993 Employee Stock Incentive Plan and the 2002 Stock Incentive Plan have been approved by the Corporation’s shareholders pursuant to the requirements of Section 162(m) of the Internal Revenue Code so that the awards earned under these plans will qualify for tax deduction by the Corporation when paid.

It is the Committee’s intent to fulfill its responsibilities according to the highest standards of corporate conduct and governance practices in the long-term best interest of The McGraw-Hill Companies and its shareholders.

Program Competitiveness

The Program is intended to be fully competitive with the total executive compensation programs of competitor companies in the publishing, information and media industry. Base salaries, annual incentive award opportunities and long-term incentive grant quidelines are determined within the framework of position responsibility, individual performance and the external marketplace. Competitive market data are derived annually using a third-party consultant survey of the publishing, information and media industry, which includes reported data from companies in the peer group index of the Shareholder Return Performance Graph (the “Peer Group”).

The annual incentive award opportunities are established by the Committee based on recommendations developed by an independent compensation consulting firm selected by the Committee. They are competitive with median levels of incentive opportunities using available data for the competitor companies included in the Peer Group and data from a third-party media industry compensation survey of other publishing, information and media companies.

The long-term incentive grant guidelines provide competitive compensation opportunities in the form of restricted performance share and stock option grants. These guidelines are derived from general industry long-term incentive grant data and are adjusted by an independent compensation consultant to reflect median grant practices of publishing, information and media industry companies including those in the Peer Group.

Following is a discussion of each of the elements of the Program and a description of the specific decisions and actions taken by the Committee with regard to 2002 compensation for the CEO.

Annual Salary and Incentive Compensation

Annual compensation for senior management consists of base salary and the annual incentive awards earned under the Key Executive Short-Term Incentive Compensation Plan. Base salary increases for senior executives other than the CEO are recommended annually by Mr. McGraw and are reviewed and approved by the Committee.

Target awards established under the Key Executive Short-Term Incentive Compensation Plan are established as a dollar amount for each executive at the beginning of the year. The maximum payment opportunity is set at 200% of the annual target award. Payment of the annual incentive awards for Mr. McGraw and the other executives named in the Summary Compensation Table is based on the Corporation’s performance in relation to minimum, target and maximum diluted Earnings Per Share goals which are approved by the Committee at the beginning of the plan year.

Long-Term Incentive Compensation

The long-term incentive compensation program for senior management consists of two types of annual stock awards: restricted performance shares and stock options. Restricted performance share awards are established for each executive and granted annually on April 1. The outstanding 2001 and 2002 awards will vest at the end of a three-year award cycle with payment ranging up to a maximum of 200%  of the shares awarded based on the achievement of cumulative compound diluted Earnings Per Share growth goals established by the Committee at the beginning of each award cycle. The restricted performance share awards are subject to forfeiture if the minimum performance goal is not attained, or if a participant’s employment is terminated for certain reasons before the shares become vested. During the award cycle, participants receive dividends on and have the right to vote the awarded shares.

The second component of the long-term incentive compensation program consists of stock options, which provide participants with the right to purchase shares of The McGraw-Hill Companies Common Stock at its market value on the date of grant. Each stock option grant becomes exercisable in two equal annual installments commencing one year after grant, and has a ten-year maximum term.

2002 CEO Compensation

Mr. McGraw’s base salary is reviewed annually by the Committee, which considers competitive CEO base salary information from the Peer Group companies, Mr. McGraw’s individual performance and contributions since his last review, and the merit increase guidelines in effect for other salaried employees during this period. Effective January 1, 2002, the Committee increased Mr. McGraw’s base salary by 5.2% to $1,017,500 based on its review and assessment of the factors and criteria described above.

In April 2002, stock-based long-term incentive awards were granted. Mr. McGraw received an award of 13,280 restricted performance shares which will mature on December 31, 2004, subject to the achievement of the Committee-approved diluted Earnings Per Share performance goals established for this award, and he received a stock option grant for 179,000 shares. These awards, along with those of the other proxy-named executives, are disclosed in the Long-Term Incentive Plan Awards Table and the Option Grants Table.

In order to calculate the degree of achievement of the Earnings Per Share Goals for the 2002 Short-Term Incentive Compensation Award and the 2000, 2001 and 2002 Long-Term Restricted Performance Share Awards, the Committee determined that the reported 2002 diluted Earnings Per Share, excluding the gain on the disposition of MMS International, as described in the Corporation’s Annual Report, would be used for purposes of determining the degree of achievement of these awards.

In early 2003, the Committee reviewed and approved the 2002 annual incentive award payment for Mr. McGraw under the Key Executive Short-Term Incentive Compensation Plan. Based on the Corporation’s diluted Earnings Per Share for 2002, adjusted as provided above, and measured against the Earnings Per Share performance goal established by the Committee at the beginning of the year, Mr. McGraw’s earned incentive payment was $1,169,200, representing 146.15% of his 2002 target opportunity.

In early 2003, the Committee reviewed and approved the degree of achievement and award payout to Mr. McGraw for the 2000 Long-Term Restricted Performance Share Award which covered the years 2000, 2001 and 2002 and matured on December 31, 2002. The cumulative compound Earnings Per Share growth for the three-year award cycle exceeded the maximum 150% payment goal originally established by the Committee for this Award. As a result, Mr. McGraw received a share payment of 15,181 shares representing 150% of his target award. The dollar value of Mr. McGraw’s 2000 Long-Term Restricted Performance Share Award payout is shown in the Long-Term Incentive Plan Payout Column of the Summary Compensation Table.

Closing Statement

The Committee believes that the caliber and motivation of the Corporation’s key employees and the quality of their leadership make a significant difference in the long-term performance of the Corporation. The Committee further believes that compensation should vary with the Corporation’s financial performance so that executives are well rewarded when performance exceeds the ambitious goals established by the Committee, and there should be commensurate risks to compensation when performance does not meet these goals.

In its view, the Committee believes that The McGraw-Hill Companies’ executive compensation program is meeting the goals contained in the Program’s philosophy.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chairman)

Vartan Gregorian

Linda Koch Lorimer

Lois Dickson Rice

Edward B. Rust, Jr.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. All of the members of the Committee are independent directors in accordance with the definition of such independence as provided by the listing standards of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board of Directors has adopted a written charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Committee has reviewed with the independent auditors the auditors’ independence from the Corporation and its management. The Audit Committee received from the independent auditors the written disclosures and the letter regarding its  independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

The Committee has also considered whether the provision of services by our independent auditors Ernst & Young LLP not related to the audit of the financial statements referred to above is compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Corporation’s independent auditors for 2003.

Pedro Aspe (Chairman)

Winfried F.W. Bischoff

Lois Dickson Rice

Edward B. Rust, Jr.

DEFINED BENEFIT RETIREMENT PLANS

The officers named in the Summary Compensation Table are entitled to retirement benefits under two defined benefit plans maintained by the Corporation: the Employee Retirement Plan (“ERP”) and the Employee Retirement Plan Supplement (“ERP Supplement”). In addition, Messrs. McGraw and Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefits Plan (the “Supplemental Benefits Plan”).

The ERP provides participants with retirement benefits based upon career compensation. These benefits are subject to limitation under certain provisions of the Internal Revenue Code. The Corporation makes all of the required contributions to the Plan and participants make no contributions to such Plan. The benefit formula applicable to the Named Officers is 1.0% of each year’s earnings, and the vesting schedule of ERP provides that participants are 100% vested after completion of five years of continuous service with the Corporation. Under the ERP Supplement, participants are provided with retirement benefits that would have been provided under the ERP except for the limitations imposed by the Internal Revenue Code.

Under the Supplemental Benefits Plan, a participant is entitled to receive upon normal retirement at age 65 an annual retirement benefit equal to 55% of the participant’s highest rate of annual base salary and highest target opportunity under the Key Executive Short-Term Incentive Compensation Plan during the 36 month period before retirement, reduced by the participant’s annual retirement benefits under ERP and ERP Supplement, the annual annuity value of a hypothetical savings account, the participant’s annual retirement benefit under pension plans of any previous employers, and the participant’s annual Social Security retirement benefit.

The following table sets forth the annual benefits under the ERP, the ERP Supplement, and the Supplemental Benefits Plan (computed as a straight life annuity payment) payable upon retirement at age 65 to each of the Named Officers based upon the Corporation’s contributions and the participant’s 2002 compensation (salary and 2002 target opportunity under the Key Executive Short-Term Incentive Compensation Plan for purposes of the Supplemental Benefits Plan):

ANNUAL RETIREMENT BENEFIT FROM

CORPORATE CONTRIBUTIONS

Name	ERP and ERP Supplement	Supplemental Benefits Plan	Total
Harold W. McGraw III	$322,000	$370,000	$692,000
Robert J. Bahash	$185,000	$249,000	$434,000
Deven Sharma	$111,000	$0	$111,000
Kenneth M. Vittor	$123,000	$0	$123,000
Peter Watkins	$55,000	$0	$55,000
Glenn S. Goldberg	$119,000	$0	$119,000

Pursuant to the Supplemental Benefits Plan, in the event of involuntary termination of employment without cause or resignation of employment by the participant for good reason within two years after a change of control of the Corporation, or resignation by the participant for any reason during the 30 day period following the first anniversary of such change of control, a participant shall receive a lump sum payment that is actuarially equivalent to the monthly retirement benefit the participant would have received ranging from 44% to 55% of final monthly earnings and target opportunity under the Key Executive Short-Term Incentive Compensation Plan, based upon the participant’s age at the date of termination. The Supplemental Benefits Plan is administered by the Compensation Committee of the Board of Directors, which Committee approves participants who are recommended by the Corporation’s Chief Executive Officer.

Senior Executive Severance Plan

The Senior Executive Severance Plan provides that if the employment of a participating senior executive of the Corporation, including the Named Officers, is involuntarily terminated without cause or the executive resigns for good reason, the executive shall receive a minimum severance payment of 12 months base salary and a maximum severance payment of 24 months base salary, the actual amount of severance to be based upon 1.6 multiplied by the number of years of continuous service with the Corporation. In addition, each participant shall continue to participate in the Corporation’s retirement, life, medical and other insurance benefit plans and programs during the period the participant receives severance payments, or in lieu thereof, each participant shall receive an additional cash payment equal to 10% of the sev -

erance amount. The receipt of payments by participants pursuant to the Senior Executive Severance Plan is in lieu of receiving benefits pursuant to the Corporation’s regular separation allowance plan, which plan is applicable to all full-time employees of the Corporation. The Plan provides that benefits will be payable to participants who voluntarily terminate their employment within a 30 day period one year after a change in control of the Corporation has occurred. The Senior Executive Severance Plan is administered by the Compensation Committee of the Board of Directors, which Committee approves partic ipants who are recommended by the Corporation’s Chief Executive Officer.

Mr. Goldberg does not participate in the Senior Executive Severance Plan. In lieu thereof, he participates in the Executive Severance Plan. The Executive Severance Plan is similar to the Senior Executive Severance Plan except that the minimum severance payment is 9 months base salary and the maximum severance payment is 18 months base salary, with the actual amount of severance to be based on 0.9 multiplied by the number of years of continuous service with the Corporation.

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

During the year ended December 31, 2002, Ernst & Young LLP audited the consolidated financial statements of the Corporation and its subsidiaries.

Audit Fees

During the year ended December 31, 2002, Ernst & Young LLP billed the Corporation an aggregate of $2.5 million in fees for professional services rendered for the audit of the Corporation’s annual financial statements for the year ended December 31, 2002, and for the reviews of the financial statements included in the Corporation’s Forms 10-Q filed with the Securities and Exchange Commission for the year ended December 31, 2002.

All Other Fees

During the year ended December 31, 2002, Ernst & Young LLP billed the Corporation an aggregate of $3.7 million in fees for professional services rendered for services other than those included under the paragraph referred to above under the heading “Audit Fees”. Said $3.7 million included audit-related services of $1.0 million and non-audit services of $2.7 million. Audit-related services generally included fees for pension and other special purpose audits, accounting consultations, acquisition assistance and securities registration statements. Non-audit related services generally included fees for tax compliance, tax advice and real estate advisory services. Ernst & Young LLP did not bill the Corporation any amounts for Financial Information Systems Design and Implementation Fees.

The Board of Directors, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the Corporation’s independent auditors for 2003. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Corporation’s shareholders to ascertain their views. Ernst & Young LLP has advised the Corporation that it has no direct, nor any material indirect, financial interest in the Corporation or any of its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

The following resolution will be offered by the Board of Directors at the Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP as independent auditors for this Corporation and its subsidiaries for 2003 be, and hereby is, ratified and approved.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this resolution. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for this resolution.

3.  OTHER MATTERS

The Board of Directors knows of no other matters which may properly be brought before the Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and persons who own more that 10% of a registered class of the Corporation’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange reports on Forms 3, 4 and 5 concerning their ownership of the Corporation’s Common Stock.

Based solely on the Corporation’s review of copies of such reports and written representations that no other reports were required, the Corporation believes that all of its directors and executive officers filed all of said reports on a timely basis during 2002.

Deadlines for Submission of Shareholder Proposals

There are two different deadlines for the submission of shareholder proposals.

Shareholder proposals which are being submitted for inclusion in the Corporation’s proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders must be received by the Corporation at its principal executive offices, 1221 Avenue of the Americas, New York, New York 10020-1095, on or before  November 25, 2003. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

Under the Corporation’s By-Laws, shareholder proposals which are being submitted other than for inclusion in the Corporation’s proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders must be received by the Corporation at its principal executive offices, 1221 Avenue of the Americas, New York, New York 10020-1095, no earlier than  January 1, 2004 and no later than January 31, 2004. Such proposals when submitted must be in full compliance with applicable laws and the Corporation’s By-Laws.

Delivery of Documents to Shareholders Sharing an Address (“Householding”)

The Corporation has adopted a procedure applicable to beneficial owners of the Corporation’s Common Stock called “Householding”, which has been approved by the Securities and Exchange Commission. Under this procedure, only one proxy statement and annual report is delivered to multiple shareholders sharing an address unless the Corporation has received contrary instructions from one or more of the shareholders. The Corporation will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. To request an individual copy of these materials, a shareholder should submit a written request to the Investor Relations Department of the Corporation at 1221 Avenue of the Americas, New York, New York 10020-1095, or an oral request by calling the Investor Relations Department at (866) 436-8502 and selecting option 3. In addition, shareholders sharing an address who receive only one proxy statement and annual report and wish to receive separate materials in the future or shareholders sharing an address who receive separate proxy statements and annual reports and wish to receive only one proxy statement and annual report in the future should direct such requests to the Corporation in the manner provided above.

Shareholders who participate in Householding will continue to receive separate proxy cards. In addition, Householding will not affect dividend check mailing in any way.

By Order of the Board of Directors

SCOTT L. BENNETT

Senior Vice President, Associate General Counsel and Secretary

New York, New York

March 24, 2003

Printed on Recycled Paper

for a quality environment.

The McGraw-Hill Companies, Inc.

Proxy/Voting Instruction Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc., which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of said Corporation to be held at the principal executive offices of the Corporation, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 30, 2003, at 11 A.M., and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Corporation, this card also provides voting instructions for shares held in The Savings Incentive Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, The Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, The Savings Incentive Plan of Standard & Poor’s, The Employee Retirement Account Plan of Standard & Poor’s, and The Employees’ Investment Plan of McGraw-Hill Broadcasting Company, Inc. If you are a participant in any of these Plans and have shares of Common Stock of the Corporation allocated to your account under these Plans, The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), is hereby instructed to vote all the shares of Common Stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 11, 2003, at the Annual Meeting of Shareholders to be held on April 30, 2003, and any adjournment thereof, on the items set forth on the reverse hereof and, in the Trustee’s discretion, upon such other business as may properly come before the Meeting. Voting rights will be exercised by the Trustee as directed, provided instructions are received by April 24, 2003.

THE MATTERS TO BE VOTED UPON AND THE INSTRUCTIONS ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY.

(continued and to be signed on the reverse side)

á    FOLD AND DETACH HERE IF VOTING BY MAIL    á

View Annual Reports and Proxy Statements Online Instead of Receiving Them By Mail

✓	Convenient access to the documents via the Internet
✓	Reduced paper flow
✓	Reduced printing and mailing costs (for your company)

3 Ways to Consent to View Future Materials Online:

•	By telephone: Press 1 when asked during the voting process.
•	By Internet: Make this election when prompted during the voting process.
•	By mail: Mark the box on the top half of this proxy/voting card (see other side).

View & Vote

1.	View: This is your proxy/voting card. If you give your consent, it means that beginning in March 2004 you will only be mailed a proxy/voting card. To view the Proxy Statement and Annual Report online, follow the instructions on the other side of the card. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be the shareholder’s responsibility.
2.	Vote: The proxy/voting card includes instructions for the three voting options: telephone, Internet, or mail. You may select any voting method, regardless of how you received your materials.

If you wish to continue receiving the reports through the mail, you do not need to respond. Your reports will continue to be mailed via the U.S. Postal Service.

To resume mail delivery of the Proxy Statement and Annual Report, you may revoke the election at any time by calling Mellon Investor Services at 1-888-201-5538.

1221 Avenue of the Americas

New York, NY 10020-1095

www.mcgraw-hill.com

Please mark your votes as indicated in this example.	☒

THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). If not otherwise specified, the proxy/voting instruction card will be voted FOR the Election of Directors and FOR Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 AND 2:

		FOR ALL NOMINEES except as set forth below	WITHHOLD AUTHORITY FOR ALL NOMINEES
1. Election of Directors Election of the following nominee as a director for a two-year term expiring at the 2005 Annual Meeting:
(01) Douglas N. Daft		☐	☐
Election of the following nominees as directors for three-year terms expiring at the 2006 Annual Meeting:
(02) Vartan Gregorian	(03) James H. Ross
(04) Kurt L. Schmoke	(05) Sidney Taurel
INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee(s)’ name below.

		FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of independent auditors for 2003.		☐	☐	☐

And, in their discretion, in the transaction of such other business as may properly come before the Meeting.
		☐	Consent to View Future Materials Online
I consent to access future Annual Reports and Proxy Statements electronically via the Internet instead of receiving them by mail.
See other side for additional details.

Signature(s)		Date:

NOTE: Please sign exactly as your name appears on this card and return the card in the enclosed envelope.

 á    FOLD AND DETACH HERE IF VOTING BY MAIL    á

3 Choices: Vote by Telephone*, Internet* or Mail

* Telephone and Internet voting available until 11:00 pm EDT, April 29, 2003

VOTE BY TELEPHONE

Call toll-free 1-800-435-6710 on a touch-tone telephone.

There is no charge to you for this call. Have your proxy card in hand. You will be asked to enter the 11-digit control number, which is located in the lower right-hand corner of your proxy card.

If you choose to vote as the Board of Directors recommends on ALL proposals, press 1 when asked.

If you choose to vote on each proposal separately, press 0 when asked.

	You will hear these instructions for Proposal 1: • To vote FOR ALL, press 1. • To WITHHOLD ALL, press 9. • To WITHHOLD FOR AN INDIVIDUAL NOMINEE, press 0.	You will hear these instructions for Proposal 2: • To vote FOR, press 1. • To vote AGAINST, press 9. • To ABSTAIN, press 0.

Access the Internet at www.eproxy.com/mhp	VOTE ON THE INTERNET
At the Web site, enter your 11-digit control number, which is in the lower right-hand corner of your proxy card. The site offers links to online versions of the Proxy Statement and Annual Report.

* Telephone and Internet voting are available 24 hours a day, 7 days a week. On April 29, 2003, these systems will close promptly at 11:00 pm EDT, at which point your proxy card will be accepted by fax until 10:00 am EDT, April 30, 2003. Please fax to Mellon Investor Services at (201) 329-8967. For customer assistance, call (888) 201-5538.

Mail to Mellon Investor Services Proxy Processing PO Box 3709 South Hackensack, NJ 07606-9409	VOTE BY MAIL

Mark, sign, and date your proxy card and return it promptly in the enclosed postage-paid envelope. Please mail your card so that it is received before the Annual Meeting. The Meeting will be held on April 30, 2003.

Note: If you vote by telephone or on the Internet,
DO NOT mail back your proxy card.